UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment)

                                Full House Resorts, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   359678109
                                 (CUSIP Number)

                               December 31, 2013
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 359678109

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             RMB Capital Management, LLC  59-3792751

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware Limited Liability Company

       5.    Sole Voting Power: None
Number of
Shares           6.  Shared Voting Power: 1,514,145
Beneficially
Owned by         7.  Sole Dispositive Power:  None
Each Reporting
Person With      8.  Shared Dispositive Power: 1,514,145

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,514,145

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     8.08%

       12.   Type of Reporting Person

	     IA

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  			       CUSIP No. 359678109

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Iron Road Capital Partners, LLC 20-4493541

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware Limited Liability Company

       5.    Sole Voting Power: None
Number of
Shares           6.  Shared Voting Power: 1,514,145
Beneficially
Owned by         7.  Sole Dispositive Power:  None
Each Reporting
Person With      8.  Shared Dispositive Power: 1,514,145

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person


       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     8.08%

       12.   Type of Reporting Person

	     OO

Item 1. (a)  Issuer: Full House Resorts, Inc.

             Address:

             4670 S. Fort Apache Suite 190
		  Las Vegas, Nevada 89147

Item 2. (a)  Name of Person Filing:

             (i) RMB Capital Management, LLC
	       (ii) Iron Road Capital Partners, LLC


        (b)  Address of Principal Business Offices:

             115 S. LaSalle Street
	     	  34th Floor
             Chicago, IL  60603

        (c)  Citizenship:
             Please refer to Item 4 on each cover
		 sheet for each Reporting Person

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: 359678109

Item 3. If this statement is filed pursuant to rule 240.13d- 1(b),or 240.13d-2(b) or (c), check whether the person filing is a:

     	(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78c).

     	(b)  |_| Bank as defined in section 3(a)(6) of the Act
	         (15 U.S.C. 78c).

     	(c) |_| Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

     	(d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     	(e) |X| An investment adviser in accordance with 240.13d-1(b)1)(ii)(E).

     	(f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

    	(g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     	(h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     	(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)  |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

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Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company

         Not Applicable


Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable
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Item 10. Certification

         By signing below I certify that, to the
best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2014
                                       RMB Capital Management, LLC

					By: RMB Capital Holdings, LLC
                                        Its:  Manager

                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Manager

  				       	Iron Road Capital Partners, LLC

					By: RMB Capital Management, LLC
					Its: Manager

					By: RMB Capital Holdings, LLC
                                        Its:  Manager


                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Manager

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			JOINT FILING AGREEMENT

RMB Capital Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940); and Iron Road Capital Partners, LLC, a Delaware Limited Liability Company, hereby agree to file jointly the statement on this Schedule 13G/A to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule
13G/A, and any amendments thereto, filed on behalf of each of the parties hereto.

Date:  February 10, 2014
                                       RMB Capital Management, LLC

					By: RMB Capital Holdings, LLC
                                        Its:  Manager

                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Manager

  				       	Iron Road Capital Partners, LLC

					By: RMB Capital Management, LLC
					Its: Manager

					By: RMB Capital Holdings, LLC
                                        Its:  Manager


                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Manager